						Exhibit 99.8

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces Exhibit 12.1 (Ratio or Earnings to Fixed Charges) previously filed in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 of WPS Resources.

						Exhibit 12.1
WPS Resources Corporation
Ratio of Earnings to Fixed Charges

	2006
(Millions)	3 Months	2005	2004	2003	2002	2001
EARNINGS
Income available to common shareholders	$60.1	$157.4	$139.7	$94.7	$109.4	$77.6
Discontinued operations, net of tax	($1.2)	($9.1)	$13.4	$16.0	$6.0	$6.9
Cumulative effect of change in accounting principles, net of tax	-	1.6	-	(3.2)	-	-
Federal and state income taxes	27.6	41.4	30.0	33.7	28.7	9.2

Pretax earnings from continuing operations	86.5	191.3	183.1	141.2	144.1	93.7

Loss (income) from less than 50% equity investees	(5.4)	(10.3)	(3.6)	4.2	4.1	(6.5)
Distributed earnings of less than 50% equity investees	5.8	17.8	11.7	7.5	7.0	3.5

Fixed charges	20.1	69.5	61.5	63.2	63.5	62.1

Subtract:
Preferred dividend requirement	1.3	4.9	4.7	4.9	4.8	4.6
Minority interest	1.2	4.5	3.4	5.6	-	-
Total earnings as defined	$104.5	$258.9	$244.6	$205.6	$213.9	$148.2

FIXED CHARGES
Interest on long-term debt, including related amortization	$13.1	$51.2	$48.9	$47.6	$43.3	$39.5
Other interest	5.2	11.2	6.0	5.5	10.2	12.2
Distributions - preferred securities of subsidiary trust	-	-	-	3.5	3.5	3.5
Interest factor applicable to rentals	0.5	2.2	1.9	1.7	1.7	2.3
Preferred dividends (grossed up) (see below)	1.3	4.9	4.7	4.9	4.8	4.6

Total fixed charges	$20.1	$69.5	$61.5	$63.2	$63.5	$62.1

Ratio of earnings to fixed charges	5.2	3.7	4.0	3.3	3.4	2.4

PREFERRED DIVIDEND CALCULATION:

Preferred dividends	$0.8	$3.1	$3.1	$3.1	$3.1	$3.1

Tax rate *	39.2%	36.9%	33.7%	36.5%	35.8%	32.5%

Preferred dividends (grossed up)	$1.3	$4.9	$4.7	$4.9	$4.8	$4.6

* The tax rate has been adjusted to exclude the impact of tax credits.